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                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                          Three Months Ended               Year Ended December 31,
Line                                                      ------------------  -----------------------------------------------------
No.                                                       03/31/98  03/31/97  12/31/97   12/31/96   12/31/95   12/31/94    12/31/93
--------------------------------------------------------- --------  --------  --------   --------   --------   --------    --------
                                                                              (In Thousand Except for Ratios)
   Fixed charges, as defined by the Securities and
   Exchange Commission:

1  Interest on Long-term Debt                              $11,386   $12,123   $46,670   $ 49,009   $ 52,637   $ 65,511   $  72,525
2  Amortization of Debt Premium, Discount and Expenses         228       184       880      1,115      1,299      1,751       2,472
3  Other Interest                                            2,174     1,931     8,677      4,696      4,129      3,710      11,473
4  Estimated Interest Factor of Lease Rental Charges        15,890    16,230    65,036     65,911     69,204     74,659      76,062
                                                           -------   -------  --------   --------   --------   --------   ---------

5       Total Fixed Charges                                $29,678   $30,468   $121,263   $120,731   $127,269   $145,631   $ 162,532
                                                           -------   -------   --------   --------   --------   --------   ---------

   Earnings, as defined by the Securities and Exchange
   Commission:

6  Consolidated Net Earnings (Loss)                        $21,214   $24,896   $80,995   $ 72,580   $ 75,562   $ 80,318   $ (61,486)
7  Income Taxes (Benefit)                                   12,680    14,794    46,718     40,494     50,793     40,871     (57,078)
8  Add Fixed Charges as Above                               29,678    30,468    121,263    120,731    127,269    145,631     162,532
                                                           -------   -------   --------   --------   --------   --------   ---------

9  Earnings Available for Fixed Charges                    $63,572   $70,158   $248,976   $233,805   $253,624   $266,820   $  43,968
                                                           -------   -------   --------   --------   --------   --------   ---------

10 Ratio for Earnings to Fixed Charges                       2.142     2.303    2.053        1.937      1.993      1.832       0.271
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